Quantum Technologies Reports 2013 Second Quarter Financial Results

•	Company reports record levels of natural gas tank and system revenues and significant improvement in results from continuing operating activities
LAKE FOREST, Calif., August 14, 2013 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in natural gas storage systems, integration and vehicle system technologies, today reported its results for the second quarter 2013. Conference call information is provided below.
Second Quarter 2013 Highlights:

•	Record shipments of CNG tank units, more than doubling the comparable prior year period

•	Record levels of natural gas tank and system revenues achieved in the quarter, increasing 77% over the corresponding prior year period

•	Operating loss of continuing operations decreased 56% compared to the corresponding prior year period

•
$2.9 million in awards of new programs for development of natural gas storage systems for truck and passenger vehicles anticipated to positively impact second half of 2013 and accelerate growth of future product sales

•	Net cash used for consolidated operating activities reduced to $1.5 million for the quarter

•	Order backlog of $14.6 million at June 30, 2013 for products associated with natural gas tanks and systems

•	Manufacturing capacity added during quarter; targeted 12,000 unit annual capacity in fourth quarter on plan

•	Agreement executed to reduce future facility costs by $2.3 million

•	Sale and monetization of Schneider Power assets progressing

2013 Second Quarter Operating Results Overview
Product revenues recognized in the second quarter from the Company’s lightweight compressed natural gas (CNG) fuel storage tanks and systems amounted to $4.7 million, which represented record quarterly revenue levels for CNG related product sales and an increase of $2.0 million, or 77%, compared to CNG related product revenues in the corresponding period in the prior year. Further, the number of tanks shipped during the second quarter exceeded 1,200 units, which was more than double the number of units shipped in the prior year quarter. The Company’s backlog for CNG fuel storage tank and system products was $14.6 million as of June 30, 2013.
Overall revenues from continuing operations reached $6.1 million in the second quarter of 2013, an increase of $0.7 million over the same period in 2012 and a sequential increase of $1.7 million over the first quarter of 2013.
During the second quarter of 2013, the Company received $2.9 million in awards of new engineering development contracts.
The overall operating loss from continuing operations was $2.4 million in the second quarter of 2013 compared to an operating loss of $5.4 million in the second quarter of 2012, representing a 56% improvement.
The Company used $1.5 million of cash for its consolidated operating activities in the second quarter of 2013, a $3.8 million improvement over the level of cash used for operating activities in the comparable prior year period.
“We are very pleased with the foundation that we have built to date and the continued expansion and development of our natural gas focused business,” said Brian Olson, Quantum’s President and Chief Executive Officer.” Mr. Olson continued, “We continue to add and expand customer programs and are focused on leveraging this foundation and fostering relationships with key partners to maximize the opportunities in front of the Company.”

Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Vehicle Systems segment.
Product revenue for this segment was $4.7 million in the second quarter of 2013 as compared to $4.2 million in the second quarter of 2012. The second quarter revenue in 2013 was substantially all related to shipments of CNG storage tanks and systems. In the second quarter of the prior year, $2.7 million was generated from shipments of CNG storage tanks and systems and $1.4 million was generated from shipments of component parts to Fisker Automotive for the Fisker Karma vehicle. The Fisker Karma vehicle has not been in production since approximately July 2012 and, as a result, there have not been any product shipments in 2013.
Overall product gross profit as a percentage of product revenue was 27% in the second quarter of 2013 as compared to 21% in the same period in the prior year.
As a result of the Company’s expectations for continued growth of its CNG storage systems, it has implemented a plan to expand tank manufacturing capacity. The planned capacity expansion is designed to increase annualized capacity levels from approximately 4,000 units at the beginning of 2013 to approximately 12,000 units in the fourth quarter of 2013 by setting up state-of-the art manufacturing lines at a 60,000 sq. ft. building adjacent to its existing 30,000 sq. ft. factory in Lake Forest, California. The Company is now utilizing additional equipment installed in the initial phases of the expansion in its current manufacturing operations and expects to continue adding additional capacity throughout the remainder of 2013.
Contract revenue for this segment was $1.3 million in the second quarter of 2013, representing an increase of $0.1 million over the second quarter of 2012 and a sequential increase of $0.4 million compared to the first quarter of 2013. Contract revenue is derived primarily from system development, application engineering and qualification testing of products and systems under funded contracts with OEMs and other customers. The Company has recently added significant new engineering development programs with new customers associated with natural gas trucks and passenger vehicles. Activities under these new programs began to be reflected in the second quarter of 2013 and the Company expects increasing levels of activities under these new programs will boost its contract revenues for the remainder of 2013 and accelerate growth of future product sales. These programs include provisions that provide for the Company to become the production intent supplier of fuel storage systems for certain customers should these programs go to production and provided we can meet certain conditions. These new programs in 2013 have offset the declines related to engineering services that were previously provided in 2012 to Fisker Automotive associated with the Fisker Karma program and to General Motors associated with hydrogen tank development program that have since been completed or cancelled.
The operating results of this segment include expenses associated with internally funded engineering programs. The expenses for these programs amounted to $1.5 million in the second quarter of 2013, as compared to $1.2 million in the second quarter of 2012. Internally funded research in 2013 primarily includes efforts to advance CNG storage technologies by integrating and testing lighter materials, and developing different size storage vessels to add to the Company’s existing product families. The decrease in expense during the second quarter of 2013 was primarily due to the suspension of activities associated with the Ford F-150 plug-in hybrid electric vehicle (PHEV) program in late calendar 2012, which represented $0.8 million of internally funded costs for the prior year second quarter of 2012, that was partially offset by increased activities in the second quarter of 2013 related to development of CNG storage technologies.
This segment had an operating loss of $0.7 million in the second quarter in 2013 as compared to an operating loss of $2.2 million in the second quarter of 2012.

Corporate Segment
Corporate expenses were $1.7 million in the second quarter of 2013 as compared to $3.2 million for the same period in the prior year. Corporate expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.
Corporate expenses were lower in the second quarter of 2013 as compared to 2012 primarily due to the elimination of certain executive officer positions, lower salary levels and other cost reductions implemented over the past twelve months. The prior year results also included a charge of $1.0 million primarily associated with separation agreements for certain executive officers.
On June 5, 2013, the Company announced that it had executed an amendment to an existing long-term lease agreement with regard to its former corporate headquarters located in Irvine, California, that pulled forward the lease expiration date by 21 months to January 31, 2014. The amendment is expected to result in cost savings of $2.3 million in scheduled rent and other obligations.

Renewable Energy Segment – held for sale
As previously announced, the Company has committed to a formal plan to sell its renewable energy business segment conducted by its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and initiated steps to locate buyers for the business operations. Schneider Power, an operator and developer of wind farms, represents the entire operations of our Renewable Energy business segment. As a result of the intent to sell the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The results from the operations of the Renewable Energy segment, classified as discontinued operations held for sale, net of taxes, were net losses of $0.7 million in both the second quarters of 2013 and 2012.
The net loss reported for discontinued operations held for sale includes the recognition of $0.7 million of revenue from energy sales in the second quarter of 2013 as compared to $0.2 million in the same period of 2012. Energy sales in the second quarter of 2013 include activities of the 10.0 megawatt Zephyr Wind Farm (Zephyr), which Schneider Power acquired on April 20, 2012. Zephyr began generating revenues under its power purchase agreement beginning on its official commercial operation date of May 15, 2012. The net loss reported for discontinued operations held for sale in the second quarter of 2013 includes operating expenses of $0.4 million as compared to operating expenses of $0.6 million in the same period in 2012. Also included in expenses in the second quarter of 2013 were total impairment charges of $0.8 million, which related to goodwill associated with Zephyr and intangible assets associated with Schneider Power’s development project pipeline. Interest expense on long-term project financing obligations was $0.4 million in the second quarter of 2013 as compared to $0.2 million in the second quarter of 2012.
On May 14, 2013, it was announced that Schneider Power had closed on the sale of its 1.6 Megawatt (MW) Providence Bay operational wind farm for a purchase price of CAD 406,000 and the assumption of approximately CAD 1.1 million of bank debt and certain other project related liabilities.
On May 29, 2013, it was announced that Schneider Power had signed a formal asset purchase agreement with an unrelated third party for the sale of the 10.0 MW Trout Creek wind farm development project and certain other Schneider Power development projects. The sale of the Trout Creek Project will occur in two phases.  The closing of the first phase, expected to be completed in the coming weeks, will provide Schneider Power with cash proceeds of CAD 1.0 million. The closing of the second phase, expected to be completed in 18 to 24 months and subject to the project achieving commercial operation, will provide Schneider Power with additional cash proceeds of CAD 1.1 million.
In addition, the Company is actively pursuing the sale of Schneider Power's operational 10.0 MW Zephyr wind farm and the remaining development projects.

Non-Reporting Segment Results
Interest Expense. Interest expense of continuing operations, net of interest income, amounted to $1.7 million in the second quarter of 2013 as compared to $0.7 million in the second quarter of 2012. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities. Included in the second quarters of 2013 and 2012 are non-cash interest costs of $1.3 million and $0.5 million, respectively. Non-cash interest expense in the second quarter of 2013 primarily related to the imputed interest costs associated with bridge notes and certain warrants sold to investors in June and July 2012 and in January 2013. The January 2013 bridge notes were fully repaid on July 1, 2013; thus, non-cash interest expense is expected to be significantly lower in the third quarter of 2013.

Fair Value Adjustments of Derivative Instruments. The consolidated financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a net gain of $0.2 million in the second quarter of 2013 as compared to a net gain of less than $0.1 million in the second quarter of 2012.
Consolidated Net Loss
The consolidated net loss for the second quarter of 2013 was $4.6 million, compared to a net loss of $7.1 million in the second quarter of 2012.

Financial Tables
The Company’s condensed consolidated financial information for the three and six month periods ended June 30, 2012 and 2013 is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$4,162,761	$4,729,181	$7,708,502	$8,234,276
Contract revenue	1,253,118	1,349,723	3,612,681	2,251,885
Total revenue	5,415,879	6,078,904	11,321,183	10,486,161
Costs and expenses:
Cost of product sales	3,282,175	3,460,368	5,789,054	6,064,244
Research and development	3,398,806	2,304,016	7,340,075	4,658,516
Selling, general and administrative	4,142,967	2,695,303	7,635,458	6,023,910
Total costs and expenses	10,823,948	8,459,687	20,764,587	16,746,670
Operating loss	(5,408,069)	(2,380,783)	(9,443,404)	(6,260,509)
Interest expense, net	(662,910)	(1,681,848)	(3,908,137)	(3,077,281)
Fair value adjustments of derivative instruments, net	20,000	197,000	126,000	284,000
Gain on modification of debt and derivative instruments, net	348,328	—	348,328	—
Loss on settlement of debt and derivative instruments, net	—	—	(95,450)	—
Equity in losses of affiliates, net	(228,296)	—	(349,886)	(5,998)
Other	26,467	—	26,467	—
Loss from operations before income taxes	(5,904,480)	(3,865,631)	(13,296,082)	(9,059,788)
Income tax expense	(3,200)	—	(3,200)	(1,600)
Loss from continuing operations	(5,907,680)	(3,865,631)	(13,299,282)	(9,061,388)
Loss from discontinued operations, net of taxes	(1,158,561)	(698,437)	(1,581,849)	(2,406,600)
Net loss attributable to stockholders	$(7,066,241)	$(4,564,068)	$(14,881,131)	$(11,467,988)

Per share data - basic and diluted:
Loss from continuing operations	$(0.50)	$(0.29)	$(1.39)	$(0.71)
Loss from discontinued operations	(0.10)	(0.05)	(0.16)	(0.19)
Net loss attributable to stockholders	$(0.60)	$(0.34)	$(1.55)	$(0.90)

Weighted average shares outstanding -
Basic and Diluted	11,827,848	13,444,293	9,601,844	12,770,465
Cash Flow Information (1):
Net cash used in operating activities	$(5,343,751)	$(1,497,342)	$(7,845,900)	$(3,616,856)
Net cash used in investing activities	(3,880,461)	(58,498)	(4,098,934)	(1,303,824)
Net cash provided by financing activities	4,087,293	3,516,060	13,722,393	6,410,513

(1) The cash flow information includes Schneider Power for all periods presented.

	December 31,	June 30,
	2012	2013
Balance Sheet Information:		(Unaudited)
Continuing Operations:
Cash and cash equivalents	$1,435,658	$3,092,255
Working capital (deficit)	$(8,387,625)	$(12,452,757)
Total assets	$27,034,902	$29,724,280

Derivative instruments classified as current	$600,000	$2,625,000

Debt obligations, current and non-current:
Principal and accrued interest	$13,564,903	$14,237,606
Debt discounts	(1,504,353)	(590,712)
Total	$12,060,550	$13,646,894

Discontinued Operations:
Cash and cash equivalents	$578,080	$347,464
Total assets	$34,226,458	$27,395,826
Total liabilities	$26,908,713	$24,327,177

Total stockholders' equity	$14,222,681	$6,299,061

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	12,499	12,499
Common stock; $0.02 par value	11,940,183	14,191,344
Total	11,952,682	14,203,843
Financial Results Call Scheduled:

Wednesday, August 14, 2013 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call the following number approximately ten minutes prior to the starting time: 800-207-9287 or 706-679-1155; Conference ID # 27556845. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the earnings call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406 using Conference ID 27556845. The playback will be available until 11:45 p.m. Pacific Time on August 30, 2013.
The call will also be available on the Company's Investor Relations web page approximately two days after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php
For assistance, please call Bonnie Poyer at (949) 399-4536.

About Quantum:
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Examples of forward looking statement included in this release include whether our new engineering programs will result in growth of our product sales, whether our CNG sales will grow to the level we anticipate, and whether we will be able to complete the planned expansion of our manufacturing capacity by the end of calendar 2013 and, if we do, whether it will result in the output we anticipate, whether we will be a production supplier under our production-intent development programs, when the two closing phases for the sale of the Trout Creek wind farm development project will occur, if at all, and the amount of proceeds we will realize upon each closing, and the actual amount of savings resulting from the lease amendment for the Irvine facility. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The risk factors relating to the forward-looking statements contained in this release include the ability of the customer and Quantum to fulfill their obligations under the new and existing orders and contracts, whether we can raise sufficient capital to fund our expected growth in operations including the planned expansion of our manufacturing capacity, whether our customers decide to take the production-intent development programs into production and whether we meet the conditions required of us in order to be a production supplier, whether all the closing conditions related to the sale of the Trout Creek wind farm can be satisfied or waived, whether the buyer of the Trout Creek wind farm is able to bring the project to commercial operation, and whether we can sell the remaining Schneider Power assets on terms acceptable to us, if at all.  For a complete description of all risk factors affecting our business, you are encouraged to review the Risk Factors section of our periodic reports filed with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update the information in this release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information can be found about the products and services of Quantum at http://www.qtww.com/ or you may contact:
Brion D. Tanous
Principal, CleanTech IR, Inc.
Email: btanous@cleantech-ir.com310-541-6824
2013 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600